Exhibit 99.1

Amphastar Pharmaceuticals Announces Proposed Private Offering of $300.0 Million of Convertible Senior Notes

RANCHO CUCAMONGA, CA – September 11, 2023 – Amphastar Pharmaceuticals, Inc. (NASDAQ: AMPH) (“Amphastar”) today announced that it intends to offer, subject to market conditions and other factors, $300.0 million aggregate principal amount of convertible senior notes due 2029 (the “notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Amphastar also intends to grant the initial purchasers of the notes an option to purchase up to an additional $45.0 million aggregate principal amount of the notes.

The notes will be general senior, unsecured obligations of Amphastar and will accrue interest payable semi-annually in arrears. Conversions of the notes will be settled in cash up to the aggregate principal amount of the notes to be converted, and cash, shares of Amphastar’s common stock (“common stock”) or a combination of cash and shares of common stock, at Amphastar’s election, with respect to the remainder, if any, of Amphastar’s conversion obligation in excess of the aggregate principal amount of the notes being converted, if any. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

Amphastar intends to use (i) approximately $200.0 million of the net proceeds from the offering to repay borrowings under its term loan and (ii) up to approximately $50.0 million of the net proceeds from the offering to repurchase Amphastar’s common stock concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers of the notes or its affiliate, as Amphastar’s agent (the “share repurchases”). Amphastar intends to use the remainder of net proceeds from the offering for general corporate purposes, which may include the repayment of Amphastar’s indebtedness, the payment of milestone payments in connection with the acquisition of BAQSIMI® (glucagon) nasal powder, working capital, capital expenditures and potential acquisitions and strategic transactions. From time to time, Amphastar evaluates potential strategic transactions and acquisitions of businesses, technologies or products. Amphastar has not designated any specific uses and has no current agreements with respect to any material acquisitions or strategic transactions. If the initial purchasers exercise their option to purchase additional notes, we expect to use the net proceeds from the sale of the additional notes for general corporate purposes as described above.

Amphastar expects that the purchase price per share of the common stock in the share repurchases will equal the last reported sale price per share of the common stock on the Nasdaq Global Select Market as of the date of the pricing of the notes. The share repurchases could increase (or reduce the size of any decrease in) the market price of the common stock prior to, concurrently with or shortly after the pricing of the notes, and could result in a higher effective conversion price for the notes.

Neither the notes, nor any shares of Amphastar’s common stock potentially issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contact Information:

Amphastar Pharmaceuticals, Inc.

Bill Peters

Chief Financial Officer

(909) 476-3416